                               JOHN HANCOCK TRUST
              AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT

     AMENDMENT made this 19th day of December, 2006, to the Amended and Restated Advisory Agreement dated January 1, 1996, as amended and restated May 1, 1999, as amended, between John Hancock Trust, a Massachusetts business trust (the "Trust") and John Hancock Investment Management Services, LLC, a Delaware limited liability company ("JHIMS" or the "Adviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. CHANGE IN APPENDIX A

     The advisory fees for the Strategic Opportunities Trust and the Large Cap Trust (the "Portfolios") are revised as set forth in Appendix A.

2. EFFECTIVE DATE

          This Amendment shall become effective with respect to each Portfolio on the later of:

(i) the date of its execution and (ii) approval by the Board of Trustees of the Trust of this Amendment with respect to a Portfolio.

John Hancock Trust


By: /s/ Keith Hartstein
    --------------------------
    Keith Hartstein, President


John Hancock Investment Management Services, LLC


By: /s/ Bruce Speca
    -------------------------------------
    Bruce Speca, Executive Vice President

                                   APPENDIX A

     The Adviser shall serve as investment adviser for each Portfolio of the Trust listed below. The Trust will pay the Adviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for the Portfolio at an annual rate as follows (the "Adviser Fee").

          The term Aggregate Net Assets in the chart below includes the net assets of a Portfolio of the Trust. It also includes as indicated in the chart the net assets of one or more other portfolios, but in each case only for the period during which the subadviser for the Portfolio also serves as the subadviser for the other portfolio(s) and only with respect to the net assets of such other portfolio(s) that are managed by the subadviser.

          For purposes of determining Aggregate Net Assets and calculating the Adviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

          The Adviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the "Applicable Annual Fee Rate"). The Adviser Fee for each Portfolio shall be accrued and paid daily to the Adviser for each calendar day. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. Fees shall be paid either by wire transfer or check, as directed by the Adviser.

          If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.


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

                                   BETWEEN         BETWEEN
                                 $250 MILLION   $500 MILLION
                      FIRST           AND            AND        EXCESS OVER
                  $250 MILLION   $500 MILLION   $750 MILLION   $750 MILLION
                  OF AGGREGATE   OF AGGREGATE   OF AGGREGATE   OF AGGREGATE
PORTFOLIO          NET ASSETS*    NET ASSETS*    NET ASSETS*    NET ASSETS*
---------         ------------   ------------   ------------   ------------
Large Cap Trust

* Aggregate Net Assets include the net assets of the Large Cap Trust and the Strategic Opportunities Trust, each a series of John Hancock Trust, and the Large Cap Fund, a series of John Hancock Funds II.

                                    BETWEEN        BETWEEN
                                 $250 MILLION   $500 MILLION
                      FIRST           AND            AND        EXCESS OVER
                  $250 MILLION   $500 MILLION   $750 MILLION   $750 MILLION
                  OF AGGREGATE   OF AGGREGATE   OF AGGREGATE   OF AGGREGATE
PORTFOLIO          NET ASSETS*    NET ASSETS*    NET ASSETS*    NET ASSETS*
---------         ------------   ------------   ------------   ------------
Strategic
Opportunities
Trust

* Aggregate Net Assets include the net assets of the Large Cap Trust and the Strategic Opportunities Trust, each a series of John Hancock Trust, and the Large Cap Fund, a series of John Hancock Funds II.


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